Exhibit 99.01

Symantec and Starboard Announce Board Refreshment Plan and Director Appointments

Peter Feld, Dale Fuller and Rick Hill to Join the Board

MOUNTAIN VIEW, Calif. – SEPTEMBER 17, 2018 – Symantec Corp. (NASDAQ: SYMC) today announced that its Board of Directors (the “Board”) has enacted a refreshment plan, including the appointment of new independent directors to the Company’s Board. Symantec and Starboard Value LP (“Starboard”), an investment firm whose affiliated funds own approximately 5.8% percent of the Company’s common stock, collaborated on the director appointments.

Dan Schulman, Chairman of the Symantec Board, said, “As we began our Board refreshment process, we were mindful of upcoming director retirements given our Board member age limit and were pleased that Starboard offered a number of talented candidates to ensure that Symantec maintained a strong and engaged Board. Our new directors have financial and business acumen, public company board experience and technology sector expertise that complement our Board’s skills and experience. We look forward to benefitting from their relevant expertise as the Board and management continue working together to drive Symantec’s growth and long-term success.”

The appointments to Symantec’s Board include:

•	Peter A. Feld, Managing Member of Starboard Value, who will join the Board effective immediately;

•	Dale L. Fuller, who will join the Board effective immediately; and

•	Richard S. “Rick” Hill, who will join the Board following the 2018 Annual Meeting of Stockholders.

In accordance with the existing director retirement policy under Symantec’s Corporate Governance Guidelines, Robert S. “Steve” Miller is not standing for re-election at the 2018 Annual Meeting. In addition, Geraldine B. “Gerry” Laybourne has determined not to stand for re-election to the Board.

Greg Clark, Symantec CEO said, “We are committed to maintaining a Board with a mix of world-class, highly qualified members with diverse insights and skills. Our Board and management team will continue to take decisive actions to position Symantec for the future and enhance stockholder value. I am looking forward to working closely with our new directors and the entire Board as we continue to execute across our business.”

Mr. Feld said, “We invested in Symantec because we see an opportunity for substantial stockholder value creation, and we look forward to representing the best interests of all stockholders. We are aligned with management in our belief that there are significant opportunities to continue to drive improved financial results, including enhanced operating margins and growth. We are excited to work with the management team and Board as the Company continues to execute on the transformation plan. We appreciate the constructive partnership and shared objective to further expand Symantec’s position as an industry leader.”

Mr. Schulman added, “On behalf of the entire Board, we would like to express our gratitude to Steve and Gerry for their distinguished service and contributions to Symantec, including guiding and advising the Company as it has evolved and grown over the years. We thank them and wish them the very best.”

As part of its ongoing refreshment process, the Board will also identify an additional independent Board member, mutually agreeable to Symantec and Starboard, to be added following the 2018 Annual Meeting. With the addition of these independent directors, and the planned retirement of Mr. Miller and Ms. Laybourne, the Symantec Board will have 13 members.

The agreement includes other customary provisions and in connection with today’s announcement, Starboard will withdraw its slate of director nominees and vote all of its shares in favor of each of the Company’s Board nominees at the 2018 Annual Meeting, and will abide by customary standstill provisions and voting commitments. Additional information about today’s announcement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

The 2018 Annual Meeting has not been scheduled. As previously disclosed, the Audit Committee of the Board is conducting an internal investigation. The Company intends to finalize and file its financial statements with the SEC following completion of the investigation and subsequent procedures by the Company’s independent public accounting firm, at which point Symantec will schedule its 2018 Annual Meeting and file its proxy materials with the SEC.

About Peter A. Feld

Peter A. Feld is a Managing Member and Head of Research of Starboard Value LP and has significant expertise serving as a shareholder representative on numerous technology company boards that have created substantial value for shareholders. Mr. Feld has substantial experience in corporate finance, best-in-class corporate governance, and a deep understanding of capital markets. From November 2008 to April 2011, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. From February 2007 to November 2008, he served as a director at Ramius LLC. He previously served as a member of the Board of Directors of each of Marvell Technology Group Ltd., a leader in storage, networking and connectivity semiconductor solutions, from May 2016 to June 2018, The Brink’s Company, a global leader in security-related services, from January 2016 to November 2017, Insperity, Inc., an industry-leading HR services provider, from March 2015 to June 2017, Darden Restaurants, Inc., a full-service restaurant company, from October 2014 to September 2015, Tessera Technologies, Inc. (n/k/a Xperi Corporation), a leading product and technology licensing company, from June 2013 to April 2014, Integrated Device Technology, Inc., a company that designs, develops, manufactures and markets a range of semiconductor solutions for the advanced communications, computing and consumer industries, from June 2012 to February 2014, Unwired Planet, Inc. (n/k/a Great Elm Capital Group, Inc.), an intellectual property company that focused exclusively on the mobile industry, from July 2011 to March 2014 and as Chairman from September 2011 to July 2013, and SeaChange International, Inc., a leading global multi-screen video software company, from December 2010 to January 2013. Mr. Feld received a BA in Economics from Tufts University.

About Dale L. Fuller

Dale L. Fuller has substantial expertise in the technology industry, and directly applicable experience in the cybersecurity market in particular, having served as a senior executive and director of numerous companies, including McAfee, Inc., an American global computer security software company, where he served as interim President and Chief Executive Officer from October 2006 through April 2007 and as a member of its Board of Directors from January 2006 to July 2007. Mr. Fuller also previously served as Chairman of the Supervisory Board of AVG Technologies N.V., a global leader in mobile security, PC optimization, Internet security and privacy software (“AVG”), from March 2009 to October 2016, having initially joined AVG’s Board in November 2008. He currently serves on the Board of Directors of comScore, Inc., a media measurement and analytics company, since March 2018 and as Chairman of the Board of Directors of MobiSocial, Inc., a Stanford-based technology startup, since January 2013. He previously served as a member of the Board of Directors of Quantum Corporation, a leading expert in scale-out storage, archive and data protection, providing solutions for capturing, sharing and preserving digital assets over the entire data lifecycle, from September 2014 to March 2017. Prior to that, he served as President and Chief Executive Officer of MokaFive (n/k/a moka5, Inc.), a venture-backed private company, from 2008 to January 2013. In addition, Mr. Fuller previously served on the Board of Directors of Zoran Corporation, a multinational digital technology company, from March 2011 until its merger with CSR plc in August 2011, and as Chairman of the Board of Directors of Webgistix Corporation, a global leader in e-commerce fulfillment, from October 2008 through January 2013 until its sale to Rakuten. Prior to that, Mr. Fuller served as a director of Phoenix Technologies, Ltd., a BIOS software company, from November 2009 until its merger with Pharaoh Acquisition LLC in November 2010. Mr. Fuller also previously served on the Boards of Directors of Guidance Software, Inc., Krugle, Inc. and Quest Aircraft Company, LLC. Mr. Fuller served as President and Chief Executive Officer of Borland Software Corporation, from 1999 until 2005. Mr. Fuller also served as President and Chief Executive Officer of WhoWhere? Corporation, which was later acquired by Lycos, Inc. As a start-up company CEO, Mr. Fuller led the expansion of several domain sites, including Angelfire.com and MailCity.com. In addition, he previously held various senior executive positions at Apple Computer, NEC, Motorola, and Texas Instruments. Mr. Fuller holds an honorary doctorate from St. Petersburg State University and a B.S. from Pacific College.

About Richard S. Hill

Richard S. Hill has substantial expertise as a senior executive and director of technology hardware and software businesses, including in the semiconductor and enterprise software markets. Mr. Hill served as the Chief Executive Officer and a member of the Board of Directors of Novellus Systems Inc. (“Novellus”), a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, until its acquisition by Lam Research Corporation in June 2012. While at Novellus, he also served as the Chairman of the Board of Directors since 1996. Mr. Hill currently serves as Chairman of the Board of Directors of Marvell Technology Group Ltd., a producer of storage, communications and consumer semiconductor products, since May 2016. He has also has served as a member of the Board of Directors of Xperi Corporation (f/k/a Tessera Technologies), which develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices (“Xperi”), since August 2012 and as its Chairman since March 2013. Mr. Hill previously served as Xperi’s Interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill has also served as a member of the Boards of Directors of Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, since 2006 and Cabot Microelectronics Corporation, a leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry, since June 2012. He previously served as a director of Autodesk, Inc., a leader in 3D design, engineering and entertainment software, from March 2016 until June 2018 and Planar Systems, Inc., a company involved in the Digital Signage Business, from June 2013 until the company was sold to Leyard, Inc., a Chinese corporation, in December of 2015. Mr. Hill also previously served as a member of the Boards of Directors of Yahoo! Inc. (n/k/a Altaba Inc.), a web services provider, from April 2016 until its core business was sold to Verizon Communications Inc. in June 2017, LSI Corporation, a provider of semiconductors and software to accelerate storage and networking in datacenters, mobile networks and client computing, from 2007 until its acquisition by Avago Technologies in May 2014 and SemiLEDs Corporation, a manufacturer of ultra-high brightness LED chips, from September 2010 to February 2012. Before joining Novellus in 1993, Mr.

Hill spent 12 years with Tektronix, Inc., a leading designer and manufacturer of test and measurement devices such as oscilloscopes and logic analyzers (“Tektronix”). Mr. Hill rose through the ranks of the corporation holding various positions, including as President of Tektronix Development Company, General Manager of the Integrated Circuits Facility, Executive Vice President of Test and Measurement, and finishing his time as the President of the Tektronix Component Businesses. Before joining Tektronix, Mr. Hill worked in a variety of engineering and management positions with General Electric Company, Motorola Solutions Inc. and Hughes Aircraft Company. Mr. Hill received a B.S. in Bioengineering from the University of Illinois in Chicago and an M.B.A. from Syracuse University.

Goldman Sachs & Co. LLC is serving as financial advisor and Fenwick & West LLP is serving as legal advisor to Symantec.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world’s leading cybersecurity company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec’s Norton and LifeLock product suites to protect their digital lives at home and across their devices. Symantec operates one of the world’s largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats. For additional information, please visit www.symantec.com or connect with us on Facebook, Twitter, and LinkedIn.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Forward-Looking Statements

This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including the statements regarding the future composition and qualifications of Symantec’s Board, delivering and enhancing stockholder value, building on Symantec’s position as an industry leader, the timing and outcome of the ongoing Audit Committee investigation, and the filing of Symantec’s periodic reports and proxy statement with the SEC. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, risks relating to the uncertainties arising out of the agreement with Starboard, the risk that the Audit Committee investigation may take longer to complete than expected, the risk that the Audit Committee investigation identifies errors, which may be material or which impact the timing of Company filings, and the risks associated with legal proceedings or government investigations relating to the subject matter of the Audit Committee investigation or related matters. Additional information, including other risk factors, is contained in the Risk Factors sections of Symantec’s most recent reports filed with the SEC on Form 10-K and Form 10-Q. Symantec assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

Contacts

MEDIA CONTACT:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Jed Repko / Mary Aiello, 415-869-3950

Or

INVESTOR CONTACT:

Symantec Corp.

Cynthia Hiponia, (650) 527-8020

Cynthia_Hiponia@symantec.com